UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

PATHEON INC.

(Exact name of registrant as specified in its charter)

Canada	000-54283	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Patheon Pharmaceuticals Services Inc. 4721 Emperor Boulevard, Suite 200 Durham, NC		27703
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 226-3200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the closing of the Acquisition (as defined and discussed below in Item 2.01), on December 14, 2012, Patheon Inc. (the “Company”) completed its previously announced refinancing (the “Refinancing”), pursuant to which it entered into a Credit Agreement among the Company, Patheon Pharmaceuticals Inc., Patheon UK Limited and Patheon Puerto Rico, Inc., the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as the administrative agent and swing line lender, Morgan Stanley Bank, N.A., as the letter of credit issuer, and the other parties thereto (the “Credit Agreement”).

The Credit Agreement provides for a secured term loan in the amount of $575.0 million (the “Secured Term Loan”) and a secured revolving credit facility of up to $85.0 million (the “Secured Revolving Facility” and, together with the Secured Term Loan, the “Facility”). Up to $30.0 million of the Secured Revolving Facility is available for letters of credit. The Secured Term Loan matures on December 14, 2018, and the Secured Revolving Facility matures on December 14, 2017. The Secured Term Loan bears interest at a rate per annum equal to, at the option of the Company, LIBOR plus 6.00%, with a LIBOR “floor” of 1.25%, or an alternate base rate plus 5.00%, with an alternate base rate “floor” of 2.25%. Borrowings under the Secured Revolving Facility bear interest at a rate per annum equal to, at the option of the Company, an adjusted eurodollar rate for the applicable currency plus 5.50% or, if available, an alternate base rate for the applicable currency plus 4.50%. The Company will also pay a commitment fee of 0.50% per annum on the unused portion of the Secured Revolving Facility with a step down to 0.375% when its first lien leverage ratio is less than or equal to 3.00 to 1.00.

The Company is required to make the following mandatory prepayments in respect of the Secured Term Loan: (a) 50% of the excess cash flow of the Company with step downs to 25% and 0% when the Company maintains specified first lien leverage ratio levels, (b) 100% of the net cash proceeds of certain asset sales (including insurance and condemnation proceeds), subject to thresholds, reinvestment rights and certain other exceptions, and (c) 100% of the net cash proceeds of issuances of debt obligations, subject to certain exceptions and thresholds. In the event the Secured Term Loan is prepaid, refinanced, substituted or replaced (including by way of amendment) in whole or in part prior to December 14, 2013 concurrently with the incurrence of indebtedness similar to the Secured Term Loan with a lower all-in yield than that of the Secured Term Loan, any amounts so prepaid, refinanced, substituted or replaced will be subject to a prepayment fee of 1.00%.

The Credit Agreement provides for (a) certain representations, warranties and affirmative covenants, (b) certain negative covenants, including a requirement to maintain certain first lien leverage ratio levels and limitations on incurring indebtedness, liens, fundamental changes, asset sales, investments, dividends and repayment of certain indebtedness, and transactions with affiliates, in each case with baskets, thresholds and exceptions, and (c) certain events of default, including for non-payment of principal and interest, breach of affirmative or negative covenants, certain cross defaults, change in control, bankruptcy events, certain ERISA events, certain unsatisfied judgments and actual or asserted invalidity of guarantees or security documents.

The Facility is guaranteed by certain wholly-owned subsidiaries of the Company and secured by a first priority pledge on substantially all of the assets of the Company and the subsidiary guarantors, in each case subject to certain exceptions.

The foregoing description of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 14, 2012, pursuant to the Stock Purchase Agreement dated as of October 28, 2012, by and among the Company, Sobel Best N.V., a corporation organized under the laws of The Netherlands (the “Seller”), and VION Holding N.V., a corporation organized under the laws of The Netherlands (the “Purchase Agreement”), pursuant to which the Company, through two of its wholly-owned subsidiaries, Patheon U.S. Holdings Inc. (“Buyer US Sub”) and Patheon Coöperatief U.A. (“Buyer Europe Sub”), completed its previously announced acquisition (the “Acquisition”) of all of the issued and outstanding shares of capital stock of each of Sobel USA Inc., a Delaware corporation (“Sobel USA”), and Banner Pharmacaps Europe B.V., a private limited company organized under the laws of The Netherlands (“Banner Europe,” and collectively with Sobel USA and Sobel USA’s subsidiaries, the “Banner Group”).

Pursuant to the Purchase Agreement, Sobel USA became a wholly-owned subsidiary of Buyer US Sub, Banner Europe became a wholly-owned subsidiary of Buyer Europe Sub, and each of Sobel USA and Banner Europe became an indirect subsidiary of the Company as a result of the Acquisition. The Company paid the Seller, in the aggregate, approximately $269 million, representing cash and the repayment of certain debt of the Banner Group, as consideration for all of the issued and outstanding shares of capital stock of each of Sobel USA and Banner Europe. This represented a base purchase price of $255 million, adjusted for cash on hand, working capital and other items specified in the Purchase Agreement. Pursuant to the Purchase Agreement, $8 million of the purchase price is being held in escrow for (a) up to 18 months after the closing date for working capital true ups and (b) up to 19 months after the closing date for stay bonuses and change in control payments.

Pursuant to JLL Partners Fund V, L.P.’s (“JLL”), a related party, commitment letter to provide $30 million of equity (less amounts invested by other shareholders) to the Company dated October 28, 2012, JLL caused one of its affiliated entities to participate in the Company’s current rights offering to existing shareholders. On December 13, 2012, such affiliate exercised its subscription rights in full, including its over-subscription privilege, up to the full amount of the rights offering. Any excess subscription payments will be returned, without interest or penalty, as soon as practicable after the expiry date of the rights offering. On December 14, 2012, the rights agent transferred $30 million of proceeds of the rights offering to the Company to fund a portion of the Acquisition.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

Pursuant to the Company’s previously announced cash tender offer, as of 12:00 midnight, New York City time, on December 13, 2012, $279,429,000 principal amount of the Company’s 8.625% Senior Secured Notes due 2017 (the “Notes”) had been tendered and not validly withdrawn, representing approximately 99.80% of the aggregate outstanding principal amount of the Notes. On December 14, 2012, the Company paid an aggregate of approximately $307.2 million in order to purchase the Notes tendered prior to December 14, 2012.

On December 14, 2012, the Company requested that on December 24, 2012 U.S. Bank National Association, as trustee in respect of the Notes (the “Trustee”), on behalf of the Company, provide notice of redemption to the holders of the Notes that remained outstanding after the Company purchased all of the Notes validly tendered and not validly withdrawn prior to December 14, 2012 pursuant to the cash tender offer. Redemption of the remaining outstanding Notes will occur on January 23, 2013. On December 14, 2012, the Company deposited with the Trustee sufficient funds to redeem the remaining outstanding Notes and pay accrued and unpaid interest thereon to, but not including, the redemption date of January 23, 2013. As a result, the Company has been released from its obligations under the Notes and the indenture governing the Notes pursuant to the satisfaction and discharge provisions of such indenture.

On December 14, 2012, the Company issued a press release announcing the closing of the Acquisition and the Refinancing. A copy of the press release is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The financial statements required to be filed as part of this Report will be filed by amendment to this Report as soon as practicable but not later than March 1, 2013.

(b) Pro forma financial information.

The historical pro forma financial information required to be filed as part of this Report will be filed by amendment to this Report as soon as practicable but not later than March 1, 2013.

(d) Exhibits.

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2012	PATHEON INC.

	By:	/s/ Stuart Grant
Stuart Grant
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

2.1*	Stock Purchase Agreement among Patheon Inc., Sobel Best N.V. and Vion Holding N.V. dated October 28, 2012 (incorporated by reference to Exhibit 2.1 to the Patheon Inc.’s Current Report on Form 8-K filed October 29, 2012).

10.1	Credit Agreement dated December 14, 2012 among Patheon Inc., Patheon Pharmaceuticals Inc., Patheon UK Limited and Patheon Puerto Rico, Inc., the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as the administrative agent and swing line lender, Morgan Stanley Bank, N.A., as the letter of credit issuer, and the other parties thereto.

99.1	Press release dated December 14, 2012.

*	Pursuant to Regulation S-K, Item 601(b)(2), certain schedules (or similar attachments) to this exhibit have not been filed herewith. A list of omitted schedules (or similar attachments) is included in the agreement. The Company agrees to furnish supplementally a copy of any such schedule (or similar attachment) to the Securities and Exchange Commission upon request; provided, however, that the Company may request confidential treatment of omitted items.